ANTI-MONEY LAUNDERING AMENDMENT



     This ANTI-MONEY LAUNDERING AMENDMENT (this "Amendment") amends as of the 23rd day of October 2002 (the "Effective Date"), the Transfer Agency Service Agreement, dated as of November 7, 1997, between Tax-Free Trust of Oregon (the "Fund") and PFPC Inc. ("PFPC") (the "Agreement").

     For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended as follows:

     1. Anti-Money Laundering. As of the Effective Date, the Agreement is amended by adding the following new provision:

          "Anti-Money Laundering. PFPC has implemented various anti-money laundering ("AML") procedures as described below, which it has found to be reasonable, and the Fund desires to delegate certain AML procedures to PFPC, as permitted by the USA PATRIOT Act (the "PATRIOT Act") and the regulations promulgated hereunder. Consequently, the Fund and PFPC desire to amend the Agreement to reflect such services explicitly as follows:

               To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform all reasonable actions necessary to help the Fund be in compliance with United States Federal AML laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and internal controls reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulations thereunder; (b) undertake to revise such AML procedures as necessary or appropriate; (c) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (d) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (e) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund's AML Compliance Officer: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement): (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance (or a summary thereof, at PFPC's option), or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. In addition, PFPC shall provide the Fund with information necessary for the Fund to prepare and file Form 8300 and any other suspicious activity reports, required under AML laws, in connection with suspicious activity PFPC detects. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request."

     2. General. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


     TAX-FREE TRUST OF OREGON




           /s/ Diana P. Herrmann
     By:  _____________________________________
     Name:  Diana P. Herrmann
     Title: President



     PFPC INC.


          /s/ Lynn M. Cannon
     By:  ______________________________________
     Name:  Lynn M. Cannon
     Title: Vice President and Director
            Transfer Agency Division